Filed pursuant to Rule 424(b)(3)
                                       Registration Statement File No. 333-87001

                  PROSPECTUS SUPPLEMENT DATED NOVEMBER 18, 1999
                                       TO
                       PROSPECTUS DATED SEPTEMBER 28, 1999

                                  PIXTECH, INC.

     This Prospectus Supplement includes a modification of Mr. Ritchie's resume included in the prospectus supplement dated November 10, 1999 and previously filed by PixTech with the Securities and Exchange Commission.

MANAGEMENT
     Ronald J. Ritchie was elected a director of PixTech on October 27, 1999. Until its recent acquisition, Mr. Ritchie was Chairman of the Board of VXI electronics, Inc., a private power conversion company based in Oregon. From 1996 to 1998, Mr. Ritchie was President and Chief Executive Officer of Akashic Memories Corporation, a private manufacturer of thin film, hard disk media used in disk drives. From 1994 to 1996, Mr. Ritchie was a consultant for start-up or high-tech companies. Prior to that, Mr. Ritchie held various senior executive positions with various multinational firms, including Texas Instruments, from 1965 to 1992, where he begun his career and rose to the position of Vice
President, Worldwide Marketing. Mr. Ritchie holds degrees from the Southern Methodist University and Stanford University. Mr. Ritchie is 58 years old. Mr. Ritchie serves as a director of SBE, Inc., a company that provides communications connectivity and application solutions for servers and other communications systems.


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